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                                                                     EXHIBIT 8.1


                                  July 8, 1997


Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

LaSalle National Bank, as Trustee
ABN AMRO Bank N.V., as Fiscal Agent
c/o LaSalle National Bank
135 South LaSalle Street
Chicago, Illinois 60603

AMRESCO Commercial Mortgage Funding I Corporation
700 North Pearl Street
Suite 2400, L.B. No. 342
Dallas, Texas 75201


         Re: AMRESCO Commercial Mortgage Funding I Corporation Mortgage Pass-Through Certificates, Series 1997-C1

Ladies and Gentlemen:

         We have acted as counsel to AMRESCO Commercial Mortgage Funding I Corporation, a Delaware corporation (the "Depositor"), in connection with (1) the issuance and sale by the Depositor of $480,085,034 aggregate principal amount of the Depositor's Mortgage Pass-Through Certificates, Series 1997-C1 (the "Certificates"), pursuant to that certain pooling and servicing agreement dated as of June 1, 1997 (the "Pooling and Servicing Agreement"), by and among the Depositor, AMRESCO Management, Inc., as the master servicer (the "Master Servicer"), Midland Loan Services, L.P., as the special servicer (the "Special Servicer"), LaSalle National Bank, as trustee (the "Trustee"), and ABN AMRO
Bank N.V., as fiscal agent (the "Fiscal Agent"), and (2) the issuance and sale by the Depositor of the Certificates to Goldman, Sachs & Co. (the
"Underwriter") pursuant to (a) the underwriting agreement dated June 30, 1997, by and between the Depositor, AMRESCO CAPITAL CORPORATION, a Texas corporation ("ACC"), and the Underwriter, and the pricing agreement pursuant thereto (collectively, the "Underwriting Agreement") and (b) the purchase agreement dated June 30, 1997 (the "Purchase Agreement"), by and between the Depositor, ACC and the Underwriter. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement, the Underwriting Agreement or the Purchase Agreement, as the case may be.
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         The Certificates represent beneficial interests in a trust (the "Trust
Fund") consisting of a pool of fixed rate mortgage loans (collectively, the "Mortgage Loans"), secured by first liens on various multifamily, retail, hotel, office, industrial, and other commercial properties. The Mortgage Loans were originated by several institutions. A portion of the Mortgage Loans were initially sold from AMRESCO Commercial Mortgage Funding, L.P., a Delaware limited partnership ("ALP") to ACC pursuant to a letter constituting a mortgage loan purchase agreement dated as of June 30, 1997 (the "Loan Sale Agreement"). The Depositor has purchased the Mortgage Loans from ACC (also referred to herein as a "Seller"), and Goldman Sachs Mortgage Company, a New York limited partnership ("GSMC" or "Seller"), pursuant to respective mortgage loan purchase agreements dated June 30, 1997 (each, a "Mortgage Loan Purchase Agreement"), by and between the Depositor and the Sellers, respectively. In conjunction with such Mortgage Loan Purchase Agreements, the Depositor, GSMC, ACC, and the Underwriter entered into an Indemnification Agreement dated June 30, 1997 to provide certain indemnities with respect to certain information provided by the Sellers to the Depositor and the Underwriter (the "Indemnification Agreement").

         Pursuant to the Pooling and Servicing Agreement, the Depositor will transfer the Mortgage Loans to the Trustee to establish the Trust Fund. Seventeen classes of Certificates representing beneficial interests in the Trust Fund will be issued pursuant to the Pooling and Servicing Agreement: (i) the Class Al, Class A2, Class A3, Class B, Class C, Class D, Class E and Class F Certificates (the "Offered Certificates") and (ii) the Class X, Class G, Class H, Class J, Class K, Class L, Class R-I, Class R-II and Class R-III Certificates (the "Private Certificates").

         The Offered Certificates have been registered by means of a Registration Statement of the Depositor on Form S-3 under the Securities Act of 1933 (the "Securities Act"), under File No. 333-19591, as last amended by Amendment No. 4, which became effective on June 10, 1997 (such Registration Statement, as so amended, herein called the "Registration Statement"). We have participated in the preparation of the Registration Statement, and the Prospectus dated June 15, 1997, and the Prospectus Supplement dated June 30, 1997, with respect to the Offered Certificates, which were filed by the Depositor with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424 under the Securities Act (the Prospectus and Prospectus Supplement being referred to herein collectively as the "Prospectus"). Additionally, we have participated in the preparation of the Offering Circular dated June 30, 1997 (the "Offering Circular") relating to the Private Certificates.

         We have participated in and are familiar with the corporate proceedings of the Master Servicer, ACC and the Depositor relating to the preparation and filing of the Registration Statement, the Prospectus and the Offering Circular and the execution and delivery of the Pooling and Servicing Agreement, the Underwriting Agreement, the Indemnification Agreement, the Purchase Agreement, the Loan Sale Agreement and the Mortgage Loan Purchase Agreements.

         In connection with the foregoing, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the Underwriting Agreement, the Indemnification Agreement, the Pooling and Servicing Agreement, the Purchase Agreement, the Loan Sale Agreement, the Mortgage Loan Purchase Agreements, the Registration Statement, the Prospectus,

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the Offering Circular and of such records of the Depositor, ACC, agreements or other instruments, certificates of public officials and of officers of the Depositors, ACC, and other instruments and documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed. As to various questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon (i) the representations and warranties of the Depositor set forth in the Underwriting Agreement and the Purchase Agreement; (ii) the representations and warranties of the Depositor and the Master Servicer set forth in the Pooling and Servicing Agreement; (iii) certificates or statements of officers of the Depositor, whom we believe to be responsible; and (iv) the certificates of officers of the Underwriter, the Trustee, and the Sellers. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents submitted to us as copies.

         In addition, we attended the closing held today at which the transactions contemplated by the Underwriting Agreement, the Purchase Agreement, and the Pooling and Servicing Agreement were consummated and the Certificates, in definitive, fully-registered form, issued and authenticated in accordance with the Pooling and Servicing Agreement, were delivered by the Depositor to the Underwriter against payment therefor, all as provided in the foregoing agreements. We also examined all of the Certificates and closing documents delivered at such closing, including a specimen of the Certificates.

         Based upon the foregoing, and in reliance thereon, and subject to the limitations hereinafter set forth, we are of the opinion that:

                 (i) The statements set forth in the Prospectus and the Offering Circular under the caption "Federal Income Tax Consequences" to the extent that they constitute matters of federal law, are correct in all material respects.

                 (ii) Assuming (1) an election will be properly made to treat the segregated pool of assets identified in the Pooling and Servicing Agreement as REMIC I as a "real estate mortgage investment conduit" ("REMIC") for Federal income tax purposes, (2) an election will properly be made to treat the segregated assets (the "REMIC II") consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, (3) an election will properly be made to treat the segregated assets (the "REMIC III") consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and (4) compliance with all provisions of the Pooling and Servicing Agreement, for federal income tax purposes each of the REMIC I, REMIC II and the REMIC III will qualify as a REMIC within the meaning of Section 860D of the Code, each of the Class A1, Class A2, Class A3, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, and Class L Certificates and each Class X Component of the Class X Certificate issued pursuant to the Pooling and Servicing Agreement will be treated as a "regular interest" in a REMIC for purposes of Code Section 860G(a)(1), the Class R-I Certificates issued pursuant to the Pooling and Servicing Agreement will be treated as the "residual interest" in the REMIC I for purposes of Code Section 860G(a)(2), the Class R-II Certificates issued pursuant to the Pooling and Servicing





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         Agreement will be treated as the "residual interest" in the REMIC II for purposes of Code Section 860G(a)(2), and the Class R-III Certificates issued pursuant to the Pooling and Servicing Agreement will be treated as the "residual interest" in the REMIC III for purposes of Code Section 860G(a)(2).

         The opinion herein is based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. Our opinion represents merely our best legal judgment on the matters presented; others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         We hereby consent to the filing of this letter as an exhibit to a Form 8-K to be filed by the Sponsor with the Commission, without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.


                                Sincerely yours,


                                /s/  Andrews & Kurth L.L.P.






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